Exhibit 99
Advest
News Release

For Immediate Release

Contact:	Grant Kurtz, President and Chief Executive Officer
		Martin Lilienthal, Executive Vice President and Chief Financial
Officer
		(860) 509-1000

The Advest Group, Inc. Announces
Director Appointment and
Increased Cash Dividend


Hartford, CT, March 2, 2000 -- The Advest Group, Inc. (NYSE: ADV) today announced the appointment of Peter R. Kellogg to its Board of Directors.

Mr. Kellogg has worked for over 30 years in the stock brokerage business and has served as Chief Executive Officer and Senior Managing Director of Spear, Leeds & Kellogg, for over 20 years. Spear, Leeds & Kellogg is a New York-based securities brokerage firm, and is a leading specialist firm on the
New York and other exchanges and a leading market-maker.   Mr. Kellogg also
serves on the Boards of Directors of McM Corporation and the Ziegler
Companies.

"Peter Kellogg brings an exceptionally strong background and depth of experience in the securities industry to our Board" said Grant Kurtz, President and Chief Executive Officer of The Advest Group, Inc. "We believe that he will make a substantial contribution to our company."

Mr. Kellogg is the direct or indirect beneficial owner of a total of
1,564,500 shares of The Advest Group, Inc. common stock.   In filings under
the Securities Exchange Act of 1934 he has disclaimed beneficial ownership of certain of those shares held indirectly.


Page 4

The Advest Group, Inc. today also announced that its Board of Directors has declared a quarterly dividend of $.06 per share, an increase from $.05 per share in prior quarters. The dividend is payable on April 17, 2000 to
shareholders of record on March 31, 2000.   "This increase in the dividend
rate," said Mr. Kurtz, "reflects the continuing strength of our firm and our confidence in the future."

The Advest Group, Inc. is a diversified financial services company which, through its principal subsidiary, Advest, Inc., provides brokerage, investment banking and asset management services to retail and institutional investors through 91 sales offices in 16 states and Washington, DC. Advest Bank and Trust is a subsidiary of The Advest Group, Inc. and provides trust
and custody services primarily through Advest, Inc.'s branch network.   For
more information, please visit our Internet site at www.advest.com.




















Page 5